Exhibit 107
CHEVRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.75 per share (“Common Stock”) (2)	Rule 457(a) (3)	104,000,000 (2)	$164.90	$17,149,600,000.00	$92.70 per $1,000,000	$1,589,767.92
Total Offering Amounts					$17,149,600,000.00		$1,589,767.92
Total Fee Offsets							—
Net Fee Due							$1,589,767.92

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of Chevron Corporation (the “Registrant”) that become issuable under the 2022 Long-Term Incentive Plan of Chevron Corporation (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents 104,000,000 shares of Common Stock issuable under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 15, 2022.